Exhibit 99.1

Press Release	Source: Global ePoint, Inc.

Global ePoint Receives Nasdaq Delisting Determination

Monday September 18, 6:30 am ET

CITY OF INDUSTRY, Calif., Sept. 18 /PRNewswire-FirstCall/ — Global ePoint, Inc. (Nasdaq: GEPT—News) announced today its receipt of a Nasdaq Listing Qualifications Panel (the “Panel”) decision denying the Company’s request for continued listing on the grounds that the Company violated the Nasdaq shareholder approval rules. As a result, Global ePoint’s securities will be delisted from the Nasdaq Capital Market effective with the open of business on Tuesday, September 19, 2006. Concurrently on September 19, Global ePoint’s quotation for its common stock will appear in the Pink Sheets, and effective with the move to the Pink Sheets, Global ePoint expects its trading symbol will be “GEPT.PK.”

The Panel found that the issuance of the Company’s Series E preferred stock in May 2006 should be aggregated with the issuances of Series C and Series D preferred stock, which occurred in June 2005 and November 2005, respectively. As a result, the Panel concluded that the resulting aggregated transaction constituted an issuance which could potentially exceed 20% of the Company’s pre-transaction total common shares outstanding at a price potentially less than market and that, therefore, shareholder approval was required.

The Company has until October 2, 2006 to request a review of the Panel’s decision by the Nasdaq Listing and Hearing Review Council (the “Listing Council”). The Company intends to appeal the Panel’s decision. An appeal will not result in a stay of the Panel’s decision. Additionally, there can be no assurance that the Listing Council will grant the Company’s request for re-listing.

In addition to the Pink Sheets Global ePoint’s common stock may also be quoted in the future on the OTC Bulletin Board, provided that a market maker files the necessary application with the NASD and such application is cleared.

“While the delisting determination is obviously disappointing, we continue to see strong demand for our digital surveillance products and remain focused on our business and the opportunities at hand,” said Global ePoint’s Chief Executive Officer, Toresa Lou. “Nothing has changed operationally as a result of the Nasdaq delisting. We remain fully committed to maximizing the potential of our products to address the significant opportunities in the surveillance market. In pursuit of this opportunity, the company recently named former Los Angeles Police Department Chief of Police, Daryl F. Gates, Chairman of the company’s Global Airworks division. Mr. Gates brings a vast amount of knowledge and managerial experience to this division and will assume an active role in day-to-day operations of Global Airworks, Inc.

“Additionally, the Company continues to work diligently to build organizational effectiveness and is working closely with its Board to further insure the company’s success. The company will seek an alternative listing for its common stock in the near future and expects to file a listing application with the American Stock Exchange shortly in furtherance of that effort.

“In the meantime, our management team remains focused on managing daily operations, executing against our business plan and meeting our customers’ requirements, which we believe will ultimately maximize shareholder value,” Lou concluded.

About Pink Sheets LLC

Pink Sheets provides broker-dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the Over-the-Counter (OTC) markets. The products are designed to increase the efficiency of OTC markets, leading to greater liquidity and investor interest in OTC securities. Pink Sheets centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City. More information is available at http://www.pinksheets.com.

About Global ePoint, Inc.

Global ePoint designs, manufactures, sells and distributes digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. The Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, whether the Company gains traction in surveillance markets and whether its markets will become growth catalysts for Global ePoint. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, Global ePoint’s success in capturing market share in these markets. For a discussion of these and other factors that may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Relations Contact:

MKR Group, LLC

Charles Messman or Todd Kehrli

818-556-3700

ir@mkr-group.com